Exhibit 99.1

Contact:	Amedisys, Inc. Gregory H. Browne Chief Financial Officer (225) 292-2031 gbrowne@amedisys.com

Noonan/Russo Investor Relations Brian Ritchie (212) 845-4269 brian.ritchie@eurorscg.com

AMEDISYS REPORTS SECOND QUARTER 2005

RESULTS

Company Reports Record Quarterly Earnings

Increases Guidance for 2005 and Provides Preliminary Guidance for 2006

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (August 2, 2005) – Amedisys, Inc. (NasdaqNM: “AMED”, “Amedisys”, or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the second quarter of 2005.

For the quarter ended June 30, 2005 the Company reported net income of $7.9 million, or $0.50 per diluted share, on record net service revenue of $80.1 million. Net service revenue increased by 41% when compared with the $56.9 million reported for the comparable period in the prior year. Amedisys reported net income of $5.0 million, or $0.39 per diluted share for the June quarter of 2004. The diluted weighted average number of shares outstanding approximated 15.8 million in the quarter ended June 30, 2005 and 12.8 million in the comparable period of 2004.

For the six months ended June 30, 2005 the Company reported net income of $15.0 million, or $0.95 per diluted share, on record net service revenue of $150.5 million. Net service revenue increased by 44% when compared with the $104.2 million reported for the comparable period in the prior year. Amedisys reported net income of $9.2 million, or $0.72 per diluted share, for the six months ended June 30, 2004. The diluted weighted average number of shares outstanding approximated 15.8 million in the six months ended June 30, 2005 and 12.7 million in the comparable period of 2004.

“Our continued commitment to both organic growth and selective acquisitions has resulted in the achievement of record quarterly revenue and earnings per share, as well as a significant increase in net income,” noted William F. Borne, Chief Executive Officer of Amedisys. “Clearly, we are extremely pleased with the results, and we remain confident that Amedisys can continue to deliver strong revenue and earnings growth for our shareholders.

After taking into account the impact of the recently announced acquisitions, particularly Housecall Medical Resources (“Housecall”), and based on currently available information, we are increasing our earnings guidance for fiscal 2005 to between $1.95 and $2.01 cents per diluted share, based on expected net service revenue of approximately $370 million.”

“Further, we are providing preliminary guidance for fiscal 2006 somewhat earlier than usual. Based on currently available information, we expect that net service revenue will be approximately $495 million, and that diluted earnings per share will be between $2.47 and $2.57 cents per share. This guidance includes the impact of expensing stock options - estimated to be approximately $0.04 per share.”

“Internal growth of Medicare patient admissions was approximately 19 percent in the second quarter, and we are confident in our long-term abilities to deliver 15-20% growth in Medicare admissions,” continued Borne. “Further, we have continued to develop new locations through start ups, and we expect this strategy to continue into 2006.”

“The acquisition of Housecall, which closed on July 11, represents an important step forward for Amedisys. Housecall is a significant home health nursing and hospice company, with 66 locations, and a well deserved reputation for delivering quality care. Additionally, we are particularly pleased to have the Housecall employees as committed members of the Amedisys team. We also welcome the employees of NCARE as a result of our announcement yesterday.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 1-800-322-0079 (domestic) or 1-973-409-9256 (international). A replay of the conference call will be available until August 9th, 2005, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 6291015.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2005 and 2004

(Amounts in thousands, except per share data)

	(Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Income:
Net service revenue	$80,061	$56,896	$150,498	$104,235
Cost of service revenue (excluding depreciation and amortization)	33,044	23,613	61,505	43,093

Gross margin	47,017	33,283	88,993	61,142

General and administrative expenses:
Salaries and benefits	18,827	14,794	36,862	27,351
Other	15,469	10,406	27,898	18,803

Total general and administrative expenses	34,296	25,200	64,760	46,154

Operating income	12,721	8,083	24,233	14,988
Other income (expense):
Interest income	519	44	900	96
Interest expense	(142)	(100)	(287)	(224)
Miscellaneous	(12)	(3)	(27)	(7)

Total other income (expense), net	365	(59)	586	(135)

Income before income taxes	13,086	8,024	24,819	14,853
Income tax expense	5,156	3,063	9,779	5,671

Net income	$7,930	$4,961	$15,040	$9,182

Basic weighted average common shares outstanding	15,509	12,281	15,450	12,144
Basic income per common share:

Net income	$0.51	$0.40	$0.97	$0.76

Diluted weighted average common shares outstanding	15,837	12,804	15,789	12,683
Diluted income per common share:

Net income	$0.50	$0.39	$0.95	$0.72

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2005 and December 31, 2004

(Amounts in thousands, except share data)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$72,063	$89,679
Patient accounts receivable, net of allowance for doubtful accounts of $4,943 at June 30, 2005 and $3,751 at December 31, 2004	36,994	24,478
Prepaid expenses	2,613	1,356
Inventory and other current assets	3,230	3,377

Total current assets	114,900	118,890
Property and equipment, net	19,825	10,003
Goodwill	85,120	62,537
Intangible assets, net of $1,982 and $1,177 of accumulated amortization at June 30, 2005 and December 31, 2004, respectively	7,032	4,447
Other assets, net	6,042	3,856

Total assets	$232,919	$199,733

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable	$4,520	$6,681
Accrued expenses:
Payroll and payroll taxes	19,924	11,914
Insurance	5,325	4,663
Income taxes	1,359	271
Legal settlements	1,950	1,833
Other	5,713	3,822
Deferred income taxes	853	1,353
Current portion of long-term debt	3,433	1,689
Current portion of obligations under capital leases	228	423
Current portion of Medicare liabilities	9,119	9,327

Total current liabilities	52,424	41,976
Long-term debt	1,928	1,380
Obligations under capital leases	162	329
Deferred income taxes	8,008	6,749
Other long-term liabilities	826	826

Total liabilities	63,348	51,260
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized; None issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized;
15,577,954 and 15,310,547 shares issued at June 30, 2005 and December 31, 2004, respectively	16	15
Additional paid-in capital	138,752	132,032
Unearned Compensation	(663)	—
Treasury stock at cost, 4,167 shares held at June 30, 2005 and December 31, 2004	(25)	(25)
Retained earnings	31,491	16,451

Total stockholders’ equity	169,571	148,473

Total liabilities and stockholders’ equity	$232,919	$199,733

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